IMMEDIATE RELEASE

TOWNSQUARE ANNOUNCES DEPARTURE OF CO-CHIEF EXECUTIVE OFFICER DHRUV PRASAD; BILL WILSON TO SERVE AS SOLE CHIEF EXECUTIVE OFFICER

Greenwich, CT – January 2, 2019 - Townsquare Media, Inc. (NYSE: TSQ) (“Townsquare” or the “Company”) announced today the departure of its Co-Founder and Co-Chief Executive Officer, Dhruv Prasad, who has resigned from his positions as Co-Chief Executive Officer and Director of the Company, effective January 31, 2019. Mr. Prasad co-founded Townsquare in 2010 and served as Senior Vice President, Strategy and Operations and Executive Vice President, Live Events before being appointed Co-Chief Executive Officer in 2017. Bill Wilson will transition from Co-Chief Executive Officer to serve as the sole Chief Executive Officer of the Company.

“I want to thank Dhruv for his contributions to Townsquare over his longstanding tenure, and in particular, his partnership over the past year as Co-CEO. Together, we were able to reorient Townsquare to focus on our “Local First” strategy, and successfully rationalize our non-local businesses,” said Mr. Wilson. “I look forward to continuing this strategy, which has driven strong local growth in 2018, particularly within our digital businesses, and solidified our position as the premier local advertising and marketing solutions company in the heartland of America.”

Steven Price, the Company’s Co-Founder and Executive Chairman, added, “We thank Dhruv for his hard work and contribution in building the Company over nearly a decade and for his leadership over the last year as Co-Chief Executive Officer, a period in which we reset our strategy on our core local mission and delivered financial results that were at the top of the industry. We wish him the very best as he embarks on his next chapter.”

“I am incredibly proud of what we have accomplished since founding Townsquare in 2010,” said Mr. Prasad. “From scratch, we created not only the nation’s third-largest radio broadcaster, but also built new, profitable businesses in live events and digital.  With the Company on strong footing and in the hands of an outstanding senior management team, it’s time for me to move on to my next challenge.”

Mr. Wilson, Stuart Rosenstein, Co-Founder and Chief Financial Officer, and Claire Yenicay, Executive Vice President, Investor Relations and Corporate Communications, will assume the management responsibilities Mr. Prasad held over the past year.

Mr. Wilson joined Townsquare in September 2010 and was appointed Co-Chief Executive Officer in October 2017. Prior to his appointment, he served as Executive Vice President and Chief Content & Digital Officer of the Company. Previously, Mr. Wilson was President of AOL Media from 2006 to May 2010 where he had overall responsibility for the Company’s global content strategy. In his nine years at AOL, he also served in a number of roles including President, AOL Programming & Studios and Executive Vice President, AOL Programming. Under his leadership, AOL’s content sites grew to reach more than 75 million monthly unique visitors domestically and over 150 million worldwide. Prior to joining AOL in 2001, Mr. Wilson served as Senior Vice President for Worldwide Marketing at Bertelsmann Music Group (BMG), which he joined in 1992, and was responsible for worldwide marketing including artist, digital and non-traditional marketing across more than 50 countries for the world’s biggest artists including Whitney Houston, Dave Matthews Band, Outkast and Santana. Mr. Wilson graduated summa cum laude from the State University of New York at Stony Brook with a B.A. in economics and a B.S. in business management and earned a M.B.A. with honors in finance and marketing from Rutgers University’s Graduate School of Management.

About Townsquare Media, Inc.
Townsquare is a radio, digital media, entertainment and digital marketing solutions company principally focused on being the premier local advertising and marketing solutions platform in small and mid-sized markets across the U.S. Our assets include 321 radio stations and more than 330 local websites in 67 U.S. markets, a digital marketing solutions company (Townsquare Interactive) serving approximately 14,500 small to medium sized businesses, a proprietary digital programmatic advertising platform (Townsquare Ignite) and approximately 200 live events with over one million attendees each year. Our brands include local media assets such as WYRK, KLAQ, K2 and NJ101.5; iconic regional and national events such as the Taste of Country Music Festival, WE Fest, Country Jam, the Boise Music Festival, the Red Dirt BBQ & Music Festival and Taste of Fort Collins; and leading tastemaker music and entertainment websites such as XXLmag.com, TasteofCountry.com and Loudwire.com. For more information, please visit www.townsquaremedia.com, www.townsquareinteractive.com, and www.townsquareignite.com.

Forward Looking Statements
This press release contains forward looking statements relating to, among other things, the appointment of Bill Wilson as sole Chief Executive Officer. Forward-looking statements often include words such as "outlook," "projected," "intends," "will," "anticipate," "believe," "target," "expect," and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance.

More information about factors that could affect our operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2017, copies of which may be obtained by visiting our Investor Relations web site at http://www.townsquaremedia.com/equity-investors/sec-filings or the SEC's web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements.

Contact
Claire Yenicay
203-861-0900
claire@townsquaremedia.com